Exhibit 99.1
ANCESTRY.COM INC. REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS
— Ancestry.com Subscriber Growth of 28% Year-Over-Year —
—Total Revenues Up 36% Year-Over-Year —
— Raises FY 2011 Outlook —
PROVO, Utah, July 28, 2011 — Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the quarter ended June 30, 2011.
“Our strong second quarter financial performance demonstrates that our investments in content, product and marketing continue to drive subscriber growth, enhance the user experience, and increase our brand awareness,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “Going forward we plan to continue to make investments that can help drive our business and position us well for long-term growth.”
Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,672,000 as of June 30, 2011, growth of 28% from the end of the second quarter of 2010 and 4% since the end of the first quarter of 2011.
•	Gross subscriber additions were 322,000 in the second quarter of 2011, compared to 291,000 in the second quarter of 2010 and 425,000 in the first quarter of 2011.
•	Monthly churn[1] was 4.6% in the second quarter of 2011, compared to 4.3% in the second quarter of 2010 and 3.7% in the first quarter of 2011.
•	Subscriber acquisition cost[2] in the second quarter of 2011 was $81.23, compared to $74.04 in the second quarter of 2010 and $69.56 in the first quarter of 2011.
•	Average monthly revenue per subscriber[3] in the second quarter of 2011 was $18.88, compared to $18.02 in the second quarter of 2010 and $18.05 in the first quarter of 2011.
Second Quarter 2011 Financial Highlights
•	Total revenues for the second quarter of 2011 were $101.3 million, an increase of 36.1% over $74.5 million in the second quarter of 2010, driven by growth in our core Ancestry.com Web sites revenues of 36.6%.
•	Operating income for the second quarter of 2011 was $26.5 million, compared to $15.8 million in the second quarter of 2010.
•	Net income was $16.6 million, or $0.33 per fully diluted share, for the second quarter of 2011 compared to $8.5 million, or $0.18 per fully diluted share, in the second quarter of 2010.
•	Adjusted EBITDA[4] for the second quarter of 2011 was $38.4 million, compared to $25.3 million in the second quarter of 2010. Adjusted EBITDA margin for the second quarter of 2011 was 37.9%, compared to 33.9% in the second quarter of 2010.
•	Free cash flow[5] totaled $27.1 million for the second quarter of 2011 compared to $14.4 million for the second quarter of 2010.
•	Cash and cash equivalents totaled $71.0 million as of June 30, 2011.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and gross subscriber additions during the quarter. To arrive at monthly churn, the results are divided by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by gross subscriber additions in the quarter.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the quarter from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the quarter, divided by three. The average number of subscribers for the quarter is calculated by taking the average of the beginning and ending number of subscribers for the quarter.

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest and other (income) expense; income tax expense; and non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense.

[5]	Free cash flow subtracts from adjusted EBITDA capitalization of content database costs, purchases of property and equipment and cash paid for income taxes and interest.

Recent Business Highlights
•	Extended relationship with NBC for the third season of the “Who Do You Think You Are?” television series in the U.S; in addition, NBC is currently re-airing episodes from season 2.
•	Addition of several new important content collections, including U.S. Navy Cruise Books, Sons of the American Revolution membership applications, vital records from Liverpool, Dorset and West Yorkshire, England and church books from Brandenburg, Germany from 1700-1874.
•	Multiple product releases, including New Web Search to provide easy access to additional content on the internet, as well as improvements to our new user conversion experience.
Business Outlook
The Company’s financial and operating expectations for the third quarter and full year 2011 are as follows:
Third Quarter 2011
•	Revenues in the range of $102.0 to $104.0 million
•	Adjusted EBITDA in the range of $38.0 to $40.0 million
•	Ending subscribers of approximately 1,700,000
Full Year 2011
•	Revenues in the range of $398.0 to $402.0 million (increased from the previously expected range of $395.0 to $400.0 million)
•	Adjusted EBITDA in the range of $140.0 to $144.0 million (increased from the previously expected range of $135.0 to $140.0 million)
•	Ending subscribers of approximately 1,710,000 to 1,730,000 (unchanged from the previously expected range)
Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). An accompanying slide presentation and a live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 877-627-6544 (within the United States), or 719-325-4821 (international callers) approximately ten minutes prior to the start time.
The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.
Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock-based compensation expense and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, purchases of property and equipment and cash paid for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income, the most directly comparable GAAP measure, is contained in tabular form on the attached unaudited financial statements.

Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance. We also use adjusted EBITDA and have used free cash flow as factors when determining the incentive compensation pool.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with nearly 1.7 million paying subscribers. More than 7 billion records have been added to the site in the past 14 years. Ancestry users have created more than 26 million family trees containing over 2.6 billion profiles. Ancestry.com has local Web sites directed at nine countries that help people discover, preserve and share their family history, including its flagship Web site at www.ancestry.com.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “designed,” “expect,” “intend,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “will” or the negative of these terms or other comparable terminology. These statements include statements describing our activities to enhance subscribers’ experience, our activities to promote and enhance our products, our business outlook, our plans to invest in our business, our intent to acquire content, our leadership position and our opportunities and prospects for growth, including growth in revenues, adjusted EBITDA, number of subscribers. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include our continued ability to attract and retain subscribers; our continued ability to acquire content and make it available online; difficulties encountered in integrating acquired businesses and retaining customers; failure of our products to continue to meet customer demand; the adverse impact of competitive product announcements; our inability to develop and refine new and existing products; failure of subsequent seasons of Who Do You Think You Are? to yield results comparable to prior seasons; failure to achieve anticipated revenues and operating performance; changes in overall economic conditions; the inability to attract and retain key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation.

Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and in discussions in other of our SEC filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Ancestry.com Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$71,019	$65,519
Restricted cash	1,940	2,476
Accounts receivable, net	5,679	6,990
Income tax receivable	15,362	8,094
Deferred income taxes	2,779	3,873
Prepaid expenses and other current assets	8,977	9,243

Total current assets	105,756	96,195
Property and equipment, net	19,234	21,252
Content database costs, net	71,098	65,418
Intangible assets, net	25,825	34,281
Goodwill	302,802	303,374
Other assets	2,010	1,666

Total assets	$526,725	$522,186

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,970	$9,451
Accrued expenses	38,224	36,978
Deferred revenues	114,285	89,301

Total current liabilities	162,479	135,730
Deferred income taxes	16,534	20,571
Other long-term liabilities	2,017	2,018

Total liabilities	181,030	158,319
Commitments and contingencies
Stockholders’ equity:
Common stock	47	45
Additional paid-in capital	362,968	328,957
Treasury stock	(78,095)	—
Accumulated other comprehensive income	1,025	643
Retained earnings	59,750	34,222

Total stockholders’ equity	345,695	363,867

Total liabilities and stockholders’ equity	$526,725	$522,186

Ancestry.com Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$96,707	$70,544	$181,890	$130,104
Product and other revenues	4,601	3,916	10,446	8,777

Total revenues	101,308	74,460	192,336	138,881
Costs of revenues:
Cost of subscription revenues	14,111	11,228	27,998	22,729
Cost of product and other revenues	1,841	1,280	3,669	2,774

Total cost of revenues	15,952	12,508	31,667	25,503

Gross profit	85,356	61,952	160,669	113,378
Operating expenses:
Technology and development	14,242	9,992	27,910	19,919
Marketing and advertising	30,250	24,490	64,058	46,936
General and administrative	10,111	8,032	19,468	15,774
Amortization of acquired intangible assets	4,297	3,679	8,567	7,358

Total operating expenses	58,900	46,193	120,003	89,987

Income from operations	26,456	15,759	40,666	23,391
Interest and other income (expense), net	(429)	(1,429)	(536)	(2,573)

Income before income taxes	26,027	14,330	40,130	20,818
Income tax expense	(9,470)	(5,807)	(14,602)	(8,333)

Net income	$16,557	$8,523	$25,528	$12,485

Net income per common share
Basic	$0.36	$0.20	$0.56	$0.29

Diluted	$0.33	$0.18	$0.51	$0.26

Weighted average common shares outstanding
Basic	45,596	42,764	45,484	42,612

Diluted	49,893	48,015	50,082	47,754

Reconciliation of adjusted EBITDA and free cash flow to net income:
Net income	$16,557	$8,523	$25,528	$12,485
Interest and other expense, net	429	1,429	536	2,573
Income tax expense	9,470	5,807	14,602	8,333
Depreciation	3,188	2,740	6,452	5,604
Amortization	6,576	5,509	12,982	11,022
Stock-based compensation expense	2,201	1,262	3,926	2,266

Adjusted EBITDA	$38,421	$25,270	$64,026	$42,283

Capitalization of content database costs	(4,204)	(2,349)	(9,951)	(5,141)
Purchases of property and equipment	(3,693)	(2,221)	(4,418)	(3,628)
Cash paid for interest	(111)	(476)	(226)	(1,477)
Cash paid for income taxes	(3,282)	(5,778)	(3,557)	(6,181)

Free cash flow	$27,131	$14,446	$45,874	$25,856

Ancestry.com Inc.
Other Data

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Total subscribers	1,672,319	1,615,169	1,394,910	1,376,974	1,310,562
Gross subscriber additions	321,687	424,531	202,509	251,738	290,589
Monthly churn	4.6%	3.7%	3.9%	4.0%	4.3%
Subscriber acquisition cost	$81.23	$69.56	$96.87	$81.58	$74.04
Average monthly revenue per subscriber	$18.88	$18.05	$17.78	$17.75	$18.02
For more information:

Investors:	Media:
Ancestry.com Inc.	Ancestry.com Inc.
Ryan Ostler	Heather Erickson
(801) 705-7942	(801) 705-7104
rostler@ancestry.com	herickson@ancestry.com